Exhibit 99.1

Contact:

Investor inquiries: Michael Boennighausen Chief Financial Officer 650-614-4100	Media inquiries: BCC Partners Karen L. Bergman 650-575-1509

For Immediate Release

Conor Medsystems Announces 2005 Financial Results

Menlo Park, California, February 15, 2005 – Conor Medsystems, Inc. (Nasdaq: CONR) today announced financial results for the fourth quarter and year ended December 31, 2005.

For the fourth quarter of 2005, Conor reported a net loss of $20.1 million, compared to $10.1 million for the fourth quarter 2004. The net loss attributable to common stockholders was $0.60 per share in the fourth quarter of 2005, as compared to $1.32 per share in the fourth quarter 2004. For the year ended December 31, 2005, the company reported a net loss attributable to common stockholders of $58.3 million or $1.77 per share compared to a net loss of $52.4 million or $10.87 per share for the year ended December 31, 2004. Included in the net loss attributable to common stockholders for the year ended December 31, 2004 was a $23.4 million deemed dividend related to the issuance of redeemable convertible preferred stock in the third quarter of 2004 and accretion to redemption value of cumulative dividends earned on Conor’s redeemable convertible preferred stock of $3.1 million. The company had cash and cash equivalents of $78.5 million as of December 31, 2005 as compared to $117.7 million as of December 31, 2004.

Revenues from product sales were $0.9 million for the fourth quarter of 2005, and $2.3 million for the year ended December 31, 2005. Product sales during 2005 were the result of shipments of Conor’s CoStar™ cobalt chromium paclitaxel-eluting stent to its distributors for sale in certain countries in Asia and Latin America. Cost of sales were $2.2 million for the fourth quarter of 2005, and $5.4 million for the year ended December 31, 2005.

Research and development expenses increased to $12.0 million in the fourth quarter of 2005 from $6.9 million in the fourth quarter of 2004, primarily due to higher expenditures for Conor’s clinical trials and increased payroll expenses. General and administrative expenses increased to $7.5 million in the fourth quarter of 2005 from $3.5 million in the same period last year, primarily due to increased expenses for professional services and higher payroll and non-cash stock-based compensation expenses. Research and development expenses for the year ended December 31, 2005 totaled $33.8 million compared to $18.8 million for 2004. General and administrative expenses for the year ended December 31, 2005 totaled $24.1 million compared to $7.6 million for the prior year.

“2005 was a year of exciting progress for Conor as we reported positive clinical trial data from several studies and continued to lay the groundwork for the commercialization of our CoStar™ cobalt-chromium paclitaxel-eluting stent in Europe and other international markets,” said Frank Litvack, M.D., Conor’s Chairman and CEO. “We also expect 2006 to be an exciting year for the company with the pending receipt of CE Mark approval for the CoStar stent, continued enrollment in our U.S. pivotal clinical study, COSTAR II, and development of our pipeline of innovative controlled vascular drug delivery products.”

Conference Call and Webcast Information

Frank Litvack, M.D., Chairman and Chief Executive Officer, and Michael Boennighausen, Chief Financial Officer, will host a conference call at 5:00 p.m. Eastern Time today to discuss the company’s operating and financial results and provide updates on the company’s commercialization efforts, clinical trials, product development activities, litigation and other business matters.

To access the live audio broadcast or the subsequent archived recording, visit the webcast section of the company’s website located at www.conormed.com. Please log on to Conor’s website several minutes prior to the start of the presentation to ensure adequate time for any software download that may be necessary. A replay of the web cast will remain at this location until such time as the company reports its financial results for the first quarter of 2006.

The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com and institutional investors can access the call via www.streetevents.com. The dial-in number for the conference call is 800-260-8140 in the U.S., 617-614-3672 outside the U.S., and the participant passcode is 72753768.

About Conor Medsystems

Conor Medsystems, Inc. develops innovative controlled vascular drug delivery technologies and has initially focused on the development of drug-eluting stents to treat coronary artery disease. For further information about Conor and controlled vascular delivery, visit www.conormed.com.

Forward-looking Statements

This press release contains certain forward-looking statements that involve risks and uncertainties, including without limitation, the statements related commercialization of the company’s CoStar stent, enrollment in the company’s U.S. pivotal clinical trial, COSTAR II and development of the company’s pipeline of innovative controlled vascular drug delivery products. All forward-looking statements and other information included in this press release are based on information available to Conor Medsystems as of the date hereof, and the company assumes no obligation to update any such forward-looking statements or information. The company’s actual results could differ materially from those described in the company’s forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed with the SEC on November 14, 2005, including (i) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including, among other things, (a) the risk that clinical results reported to date may not be indicative of future clinical results and that longer-term results the company obtains with its CoStar stent may not show similar effectiveness, (b) the risk that the COSTAR II trial may not be completed on schedule, or at all, including as a result of the recall or removal from the market of the control stent to be used in the COSTAR II trial, or as a result of patients experiencing adverse side effects or events related to the CoStar stent, which could result in substantial delays and a redesign of the trial, (c) the risk that issues in the company’s manufacturing processes could delay or impede the company’s clinical development plans, (d) the risk that the third parties on whom the company relies to conduct its clinical trials may not perform as contractually required or expected, (e) risks related to regulation by the FDA and the company’s limited experience in regulatory affairs, including the risk that the company may never obtain necessary regulatory approvals of its CoStar stent and (f) the risk that the company may not be successful in its efforts to expand its portfolio of products; (ii) risks related to the commercialization of company’s CoStar stent, including, among other things (a) the risk that the company will not be able to generate meaningful revenues without successful commercialization of company’s CoStar stent in major markets, (b) the risk that the company’s manufacturing facilities are unable to provide an adequate supply of its CoStar stent, (c) the risk that company’s CoStar stent may never achieve market acceptance, (d) the risk that company’s distributors’ sales and marketing strategies fail to generate sales of company’s CoStar stent, (e) the risk that Conor fails to comply with ongoing regulatory requirements, or Conor experiences unanticipated problems with its CoStar stent and (f) the risk that Conor will not obtain adequate level of reimbursement for its CoStar stent by third-party payors; (iii) risks related to patent infringement, including, among other things, (a) the risk that if any patent infringement claims or other intellectual property claims against the company are successful, the company may, among other things (1) be enjoined from, or required to cease, the development, manufacture, use and sale of products that infringe the patent rights of others, including the company’s CoStar stent, (2) be required to expend significant resources to redesign its technology so that it does not infringe others’ patent rights, which may not be possible, and/or (3) be required to obtain licenses to the infringed intellectual property, which may not be available to the company on acceptable terms, or at all, and (b) the risk that intellectual property litigation against the company could significantly disrupt the company’s development and commercialization efforts, divert management’s attention and quickly consume the company’s financial resources. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the company’s periodic reports filed with the SEC, including the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

Conor Medsystems, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Product sales	$895	$—	$2,264	$—
Cost of sales	2,222	—	5,366	—

Gross margin	(1,327)	—	(3,102)	—

Operating expenses:
Research and development (1)	11,969	6,903	33,797	18,781
General and administrative (1)	7,529	3,506	24,073	7,607

Total operating expenses	19,498	10,409	57,870	26,388

Loss from operations	(20,825)	(10,409)	(60,972)	(26,388)

Interest income	822	254	3,131	469
Other income (expense)	(140)	50	(437)	50

Net loss	(20,143)	(10,105)	(58,278)	(25,869)

Accretion to redemption value of redeemable convertible preferred stock	—	(691)	—	(3,125)
Deemed dividend upon issuance of Series E convertible preferred stock	—	—	—	(23,435)

Net loss attributable to common stockholders	$(20,143)	$(10,794)	$(58,278)	$(52,429)

Basic and diluted net loss per share attributable to common stockholders	$(0.60)	$(1.32)	$(1.77)	$(10.87)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	33,315	8,160	33,006	4,823

(1) Includes non-cash stock-based compensation expense as follows:
Research and development	$787	1,568	$4,607	$2,500
General and administration	1,693	1,987	7,010	3,855

Total	$2,480	$3,555	$11,617	$6,355

Condensed Consolidated Balance Sheet Information

(In thousands)

(Unaudited)

	Dec. 31, 2005	Dec. 31, 2004
Cash and cash equivalents	$78,470	$117,676
Working capital	69,674	114,521
Total assets	92,070	120,889

Long-term liabilities	147	251
Accumulated deficit	(102,789)	(44,511)
Total stockholders’ equity	79,071	116,391

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